UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     April 10, 2017

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)       Appointment of New Director

On April 10, 2017, the Board of Directors (the “Board”) of Jack in the Box Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee, appointed Man Wein Vivien Yeung as a member of the Board, effective April 11, 2017, to serve until the next annual meeting of shareholders.

There is no arrangement or understanding pursuant to which Ms. Yeung was appointed as a director and there are no related party transactions between the Company and Ms. Yeung within the meaning of Item 404(a) of the Regulation S-K promulgated by the Securities and Exchange Commission. The Board has determined that Ms. Yeung satisfies the requirements of independence under the NASDAQ listing standards and the additional Director Independence Guidelines adopted by the Board for service on the Board and committees of the Board, including the Audit and Compensation Committees.

The Board has not yet appointed Ms. Yeung to any Board committees.

For service as a non-management director during the Company’s fiscal year 2017, Ms. Yeung will receive a pro rata portion of an annual (i) Board service cash retainer of $65,000 and (ii) if and upon appointment to any committees, committee membership cash retainers ranging from $5,000 to $10,000 depending on the committee. She will also be eligible for awards of equity in the form of restricted stock units (RSUs). Non-employee director RSU awards are generally made each February and vest one year from the date of grant. Under the Company’s Deferred Compensation Plan for Non-Management Directors, directors may elect to defer payment of all or any part of their retainers. Ms. Yeung and the Company will also enter into the Company’s standard form of Directors Indemnification Agreement, the form of which is attached to the Company’s Form 10-Q, filed August 10, 2012, as Exhibit 10.11.

On April 11, 2017, the Company issued a news release on Ms. Yeung’s appointment to the Jack in the Box Inc. Board of Directors, which is furnished as Exhibit 99.1 and is attached to this Form 8-K.

Item 9.01 Exhibits
(d) Exhibits
Exhibit No.                   Description

99.1                Vivien M. Yeung Joins Jack in the Box Inc. Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ JERRY P. REBEL
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: April 11, 2017